                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            MANNATECH, INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

[MANNATECH LOGO APPEARS HERE]

May 12, 2000

Dear Shareholder:

   You are cordially invited to attend the 2000 annual shareholders meeting of Mannatech, Incorporated to be held on Monday, June 19, 2000, at 9:00 a.m., Central Daylight Time, at the Grapevine Convention Center located at 1209 South Main Street, Grapevine, Texas.

   The Notice of Annual Meeting and Proxy Statement accompanying this letter and describes the business agenda for the meeting. At the conclusion of the formal part of the meeting management will respond to appropriate questions.

   Your vote is very important. Whether or not you plan to attend the meeting, I urge you to vote over the Internet, by telephone or by mailing the enclosed proxy card to ensure your representation at the annual meeting. For your convenience, we have given you three ways to vote your proxy; please review the instructions on the proxy card regarding each of the voting options.

   Space will be limited so if you plan on attending the meeting, please take a moment to complete the meeting reservation/attendance reply card and return it to Mannatech as soon as possible to help us ensure we provide adequate meeting facilities for your convenience.

   On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Mannatech and look forward to seeing you on June 19th.


Sincerely,

/s/ Robert M. Henry

Robert M. Henry
Chief Executive Officer

[MANNATECH LOGO APPEARS HERE]


                                        ----------------------------------------

                                        2000
                                        Notice of
                                        Annual Shareholders Meeting
                                        and Proxy Statement

                                        ----------------------------------------

                                        Monday, June 19, 2000
                                        At 9:00 A.M. Central Daylight Time
                                        Grapevine Convention Center
                                        1209 South Main Street
                                        Grapevine, Texas

                            MANNATECH, INCORPORATED
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 7, 2000

To the Shareholders:

   The 2000 annual shareholders meeting of Mannatech, Incorporated will be held at the Grapevine Convention Center located at 1209 South Main Street, Grapevine, Texas on June 19, 2000, at 9:00 a.m., Central Daylight Time for the following purposes:

   .   Proposal 1--To elect three directors.

   .   Proposal 2--To ratify the reappointment of PricewaterhouseCoopers LLP as
                   Mannatech's independent public accountants for the fiscal year ending December 31, 2000.

   .   Proposal 3--To approve Mannatech's 2000 Stock Option Plan.

   . To act upon such other matters as may properly come before the board at the annual meeting.

   Only shareholders of record at the close of business on May 1, 2000 will be entitled to vote by proxy or at the meeting on the basis of one vote for each share held.

                                          By order of the Board of Directors

                                          Terry L. Persinger
                                          Corporate Secretary

May 12, 2000



                                   IMPORTANT

     Whether or not you expect to attend in person, we urge you to sign, date, and return your proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly signing, dating, and returning the proxy will save Mannatech the expenses and extra work of additional solicitation. A preaddressed envelope for which no postage is required, if mailed in the United States, is enclosed for that purpose. Sending in your proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your proxy is revocable at your option.

                            MANNATECH, INCORPORATED
                        600 South Royal Lane, Suite 200
                             Coppell, Texas 75019

                PROXY STATEMENT FOR ANNUAL SHAREHOLDERS MEETING
                          TO BE HELD ON JUNE 19, 2000

General information

   Your proxy statement is furnished, to you, in connection with the solicitation of proxies by the Board of Directors of Mannatech, Incorporated. On May 1, 2000 there were 24,984,993 outstanding shares of common stock, $0.0001 par value per share, which is the only voting securities of Mannatech. On May 1, 2000, there were approximately 5,066 shareholders of record. The proxy statement and accompanying proxy card are first being sent or given to shareholders of record on or about May 12, 2000.

Voting by proxy

   Properly executed proxies received prior to the meeting will be voted at the annual shareholders meeting on June 19, 2000 and at any adjournment or adjournments thereof. If a shareholder specifies how the proxy is to be voted on any business to come before the meeting, it will be voted in accordance with such specifications. If no specification is made, it will be voted in accordance with the recommendations of the Board of Directors, which are FOR all three proposals. Attendance at the 2000 annual meeting will not automatically revoke your proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

Votes required

   The presence, in person or by proxy, of the holders of at least a majority of the shares of Mannatech's common stock outstanding on the record date is necessary to have a quorum for the annual meeting. Abstentions and broker "no-votes" are counted as present for purposes of determining a quorum. A broker "no-vote" occurs when a nominees holding shares of Mannatech common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

   Any shares not voted by abstention will have the same effect as a vote against the proposals and broker "no-votes" will have no effect on the outcome of the vote. If you abstain from voting or withhold authority to vote, your abstention or withholding will also have the effect of a negative vote with respect to the three proposals. An affirmative vote of a majority of shares entitled to vote at the annual meeting is required for proposal 1 to pass. An affirmative vote of a majority of shares entitled to vote and are present or represented by proxy are required for proposals 2 and 3 to pass.

Solicitation of proxies

   Solicitation of proxies will be made by Mannatech through the mail, in person, and by telecommunications. Mannatech will bear all the expenses in preparing, printing and mailing the proxy materials to the shareholders. We have not paid any of our officers, directors or employees any compensation relating to their participation in soliciting proxies.

Admission to the annual meeting

   Attendance at the meeting will be limited to shareholders of record on May 1, 2000, beneficial owners having evidence of ownership on that date, and invited guests of Mannatech. If you plan to attend the meeting in person, please complete and return the reservation/attendance card to Mannatech. No cameras or recording equipment will be permitted in the meeting rooms. If you are not a registered shareholder because your financial institution, broker or other nominee holds your shares in "street name", please bring evidence of your ownership to the meeting. Shareholders who have not obtained reservation for the meeting will be admitted upon verification of stock ownership at the meeting.

Procedures for shareholder proposals and nominations

   Under Mannatech's bylaws, nominations for a director may be made by the Board of Directors or a committee of the board, or by a shareholder entitled to vote who has delivered written notice to Mannatech not less than 30, nor more than 60 days before the annual meeting.

   The bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting (which includes shareholder proposals that Mannatech is required to set forth in its proxy statement under Securities and Exchange Commission Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the board or by a shareholder entitled to vote who has delivered written notice to Mannatech within the time limits described above for a nomination for the election of a director. These requirements are separate and apart from and in addition to, the Securities and Exchange Commission's requirements that a shareholder must comply with in order to have a shareholder proposal included in Mannatech's proxy statement under Securities and Exchange Commission Rule 14a-8.

   A copy of Mannatech's bylaws may be obtained upon written request to the General Counsel at our corporate offices.

Shareholder proposals for the 2001 annual meeting

   Shareholder proposals for inclusion in the proxy materials for the 2001 annual meeting must be received, in writing, by Mannatech's General Counsel at our principal executive offices on or before December 31, 2000. Shareholders who intend to present a proposal at the 2001 annual meeting without inclusion of such proposal in the proxy materials are required to provide written notice of such proposal to Mannatech's General Counsel no later than May 1, 2001. Mannatech reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. In addition, Mannatech's bylaws provide that any shareholder wishing to make a nomination for director at the 2001 annual meeting must give written notice by December 31, 2001, subject to certain exceptions, and that such notice must meet certain requirements set forth in the bylaws.

Other matters

   Management knows of no other matters to be brought before the annual meeting, but if other matters come before the meeting, it is the intention of the Board to take such action as in their judgment is in the best interest of Mannatech and its shareholders.

PROPOSAL 1--ELECTION OF THREE DIRECTORS

   The term of office of the current class I directors of Mannatech will expire on June 19, 2000, the day of this annual meeting. There are two class I directors of Mannatech to be elected at this annual meeting. In addition, the board is nominating one additional member to the board, a class II director for a total of eight board members. The class I directors elected at this annual meeting will serve until the day of the 2003 annual meeting, and the class II director will serve until the day of the 2001 annual meeting, which are when their respective terms will expire or until the earlier of disqualification, resignation, death or removal.

 Nominees:

   Mr. Henry and Mr. Canale, named below, currently are class I directors of Mannatech and are nominated for re-election at the annual meeting. While the board has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine. The shares represented by the enclosed proxy card will be voted in favor of the persons nominated, unless specified differently on the proxy card, by the shareholder.

   The Board of Directors unanimously recommends that shareholders vote FOR each of the nominees below.

     Anthony E. Canale, age 47, joined Mannatech in January 1997 and since then has served as Executive Vice President. From January 1997 to October 1999, Mr. Canale served as Chief Operating Officer. In October 1999, Mr. Canale moved to Chief Operating Officer of International Operations and was appointed as a director. His term as director will expire on June 19, 2000. From February 1993 until October 1996, Mr. Canale was President of Canale and Associates, an Outback Steakhouse, Inc. joint venture partnership. Mr. Canale received a B.S. in Management from American International College in Springfield, Massachusetts.

     Robert M. Henry, age 53, began serving as our Chief Executive Officer on April 1, 2000. Mr. Henry was appointed to the board on May 8, 2000. His term as director will expire on June 19, 2000. From February 1999 to March 2000, Mr. Henry served as an Executive Partner for Gryphon Investors, a private investor equity group. From 1995 until August 1998, Mr. Henry served as the Chief Operating officer and Vice President of Operations and Systems for the Hosiery Corp of America, who is a manufacturer and distributor of pantyhose and other women's intimate apparel. From 1990 to 1995, Mr. Henry served as the Chief Operating Officer, Chief Financial Officer and Vice Chairman for McCaffrey and McCall Partners, which is a full service advertising agency. From 1971 to 1990, Mr. Henry worked as various executive officers with WCRS North America, Amway Corporation and Avon Products, Inc. Mr. Henry received a B.S. in Accounting from Hunter College in New York, New York and a J.D. from Brooklyn Law School. Mr. Henry has been a member of the New York State Bar since 1975. In addition, Mr. Henry is a director of Purity Products, Inc.

     Jules Zimmerman, age 65, retired in December 1996 as President and Chief Executive officer of Hickok Associates Inc., a financial consulting firm. From 1976 to 1988, Mr. Zimmerman worked as a senior officer at Avon products Inc., a multinational manufacturer and distributor of cosmetics, toiletries, jewelry, chemicals and clothing and from 1985 to 1988 served as their Chief Financial Officer. Mr. Zimmerman received a B.B.A. degree from Hofstra University and is a Certified Public Accountant. In addition, Mr. Zimmerman is a director of the Greenpoint Financial Corporation and a director for the Associated Blind.

PROPOSAL 2--RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

   Beginning for the fiscal year ending December 31, 2000 the appointment of independent public accountants will be made annually by the board. The decision of the board is based on the recommendation of the Audit Committee, which reviews both the audit scope and estimated audit fees. PricewaterhouseCoopers LLP has served as Mannatech's independent public accountants to audit our consolidated financial statements and provide certain tax and consulting services, beginning in the fiscal year ended December 31, 1997 through the fiscal year ended December 31, 1999. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have the opportunity to respond to appropriate questions by shareholders.

   The Board of Directors recommends a vote FOR the ratification of the reappointment of PricewaterhouseCoopers LLP as Mannatech's independent public accountants for the fiscal year ending December 31, 2000.

PROPOSAL 3--APPROVAL OF MANNATECH'S 2000 STOCK OPTION PLAN

   The Board of Directors has adopted, subject to the approval of the shareholders, the Mannatech 2000 Stock Option Plan (the "Plan") and reserve 2,000,000 shares of common stock for future issuance under the Plan. As of the present date, no awards have been granted under this Plan. The Option Committee plans to discuss with independent consultants various ways to distribute future options based upon industry standards. At this annual meeting, the shareholders are asked to approve the Plan and the reservation of 2,000,000 shares for future issuance, under the Plan.

   Our Board of Directors recommends a vote FOR the approval of the Mannatech 2000 Stock Option Plan and the reservation of 2,000,000 shares of common stock for future issuance, under the Plan.

   A summary of the 2000 Stock Option Plan is provided below, but is qualified in its entirety by reference to the full text of the 2000 Stock Option Plan which is included in Appendix A herein this proxy statement.

 Shares available for issuance

   The aggregate number of shares of common stock that may be issued under the Mannatech 2000 Stock Option Plan will be 2,000,000. The 2,000,000 new shares represent slightly less than 8 percent of the current outstanding shares.

 Administration and eligibility

   The Plan will be administered by the Option Committee consisting of two or more directors, each of whom will qualify as a "non-employee director" within the meaning set forth in the Securities and Exchange Commission Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Compensation Committee will also approve any options awarded to executive officers. The Plan may be terminated at any time by the Board of Directors.

 General terms of the stock options

   The Option Committee is authorized to grant both incentive stock options and nonqualified stock options to employees, directors and consultants, called Optionees. The exercise price of the stock options awarded to Optionees who own more than 10 percent of the voting powers of all classes of stock of Mannatech will be no less than 110 percent of the fair market value per share on the date of grant. The exercise price of the stock options awarded to all other Optionees will be no less than 100 percent of the fair market value per share on the date of grant. The fair market value per share shall be determined using the quoted closing sale price per share as reported by the Nasdaq National Market.

   The options will be exercisable over 3 years, beginning one year from the date of grant. The term of each option shall be 10 years from the date of grant or 5 years if the Optionee is a 10 percent or more shareholder.

   The consideration paid for the shares to be issued upon exercise of an option shall consist entirely of cash, certified or official bank check, other shares of Mannatech's common stock having a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which said option shall be exercised, or any combination of such methods of payment.

 Federal income tax consequences

   Mannatech has been advised by their independent accountants of the federal income tax consequences as they relate to stock options; however, the tax consequences are complex and are subject to change. Accordingly, Optionees should consult their own tax advisors with respect to their individual circumstances. The following is a summary of the general rules applicable to stock options:

     Incentive Stock Options. An Optionee does not generally recognize taxable income upon the grant or upon the exercise of an incentive stock option. Upon the sale of the incentive stock option shares, the Optionee recognizes income in an amount equal to the difference, if any, between the exercise price of the incentive stock options sold and the fair market value of the shares on the date of sale. The income is taxed to the Optionee, at long-term capital gains rates if the Optionee has not disposed of the stock within two years after the date of the grant of the incentive stock option and has held the shares for at least one year after the date of exercise. If the income meets the qualifications to be treated as an incentive stock option then Mannatech is not entitled to any federal income tax deduction. The holding period, of an incentive stock option, are waived if an Optionee dies. The exercise of the incentive stock option may; however, trigger alternative minimum tax for the Optionee.

     If the Optionee sells the incentive stock option shares before having held them for at least one year after the date of exercise and two years after the date of grant, the Optionee recognizes ordinary income in the amount of the lesser of: (a) the gain realized upon the sale; or (b) the difference between the exercise price and the fair market value of the shares on the date of exercise. Furthermore, any additional gain is treated as long-term or short-term capital gain depending upon how long the Optionee has held the incentive stock option shares prior to disposing of them in a disqualifying disposition. In the year of disposition, Mannatech will receive a federal income tax deduction in an amount equal to the ordinary income which the Optionee recognizes as a result of the disposition.

     Non-Qualified stock options. An Optionee does not recognize taxable income upon the grant of a non-qualified stock option. Upon the exercise of such a stock option, the Optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the non-qualified stock option on the date of exercise exceeds the exercise price. Mannatech will receive a federal income tax deduction in an amount equal to the ordinary income, which the Optionee recognizes upon the exercise of the stock option. If an Optionee sells shares received upon the exercise of an non-qualified stock option, the Optionee recognizes capital gain income to the extent the sales proceeds exceed the fair market value of such shares on the date of exercise.

                 DIRECTORS AND EXECUTIVE OFFICERS OF MANNATECH

Directors and Executive Officers

   Our executive officers and directors and their ages as of May 1, 2000 are as follows:

             Name             Age                    Position
             ----             ---                    --------
 Charles E. Fioretti.........  53 Co-Chairman of the Board
 Samuel L. Caster(2).........  49 Co-Chairman of the Board
 Robert M. Henry(2)..........  53 Chief Executive Officer
 Anthony E. Canale...........  47 Executive Vice President, Chief Operating
                                  Officer of International Operations and
                                  Director
 Patrick D. Cobb.............  47 Executive Vice President of International
                                  Finance
 Deanne Varner...............  47 Senior Vice President of Compliance and
                                  General Counsel
 Jeffrey P. Bourgoyne(1).....  38 Vice President of Operations
 Peter E. Hammer(1)..........  45 Vice President of New Business and
                                  International Development
 Donald W. Herndon(1)........  49 Vice President of Marketing Administration
 Bill H. McAnalley, Ph.D. ...  55 Senior Vice President of Research and Product
                                  Development and Chief Scientific Officer
 Ronald D. Norman(1).........  41 Vice President and Treasurer
 Eoin Redmond(1).............  34 Vice President of Information Technology and
                                  Chief Information Officer
 Stephen D. Fenstermacher....  47 Senior Vice President of Accounting and Chief
                                  Financial Officer
 Eileen M. Vennum(1).........  53 Vice President of Regulatory Affairs
 Gwendolyn J. Pennington(1)..  56 Vice President of Human Resources
 Terry L. Persinger..........  55 President, Chief Operating Officer of
                                  Domestic Operations, Director and Corporate
                                  Secretary
 Brad G. Wayment(1)..........  34 Vice President of Marketing
 Steven A. Barker, Ph.D. ....  50 Director
 Chris T. Sullivan...........  52 Director
 James M. Doyle, Jr. ........  55 Director

--------
(1) In April 2000, the Board of Directors agreed to no longer consider these employees as executive officers; however, they will still be subject to
    Section 16(a) reporting until November 2000.
(2) On May 5, 2000, Mr. Samuel L. Caster resigned from the Board of Directors and was replaced by Mr. Robert M. Henry.

   Charles E. Fioretti is one of our founders and was the Chairman of the Board and Chief Executive Officer from May 1997 until March 31, 2000. On April 1, 2000 Mr. Fioretti became the Co-Chairman of the Board and has been a director since November 1993. His current term as director expires in 2001. Mr. Fioretti was our Chief Operating Officer from November 1993 to July 1996. From June 1990 until April 1995, Mr. Fioretti was an owner and operator of several Outback Steakhouse, Inc. restaurants in Arizona, Indiana and Kentucky. Mr. Fioretti is Peter E. Hammer's brother-in-law and William C. Fioretti's cousin.

   Samuel L. Caster is one of our founders and has served as President and as a director from November 1993 until March 31, 2000. On April 1, 2000 Mr. Caster resigned as President and became Co-Chairman of the Board. Mr. Caster resigned from the board on May 8, 2000. From April 1992 until August 1993, Mr. Caster served as co-founder, owner and President of Funds-4-Kids, Inc., a multilevel marketing company that sold healthy alternative candy bars for children. In 1999, Mr. Caster co-founded Manna-Relief, a non-profit international ministry formed to help supply food supplements to at risk children and adults by working with other ministries, non-profits and missionaries throughout the world. Mr. Caster is Donald W. Herndon's brother-in-law.

   Robert M. Henry began serving as our Chief Executive Officer on April 1, 2000. From February 1999 to March 2000, Mr. Henry served as an Executive Partner for Gyphon Investors, a private investor equity group. From 1995 until August 1998, Mr. Henry served as the Chief Operating officer and Vice President of Operations and Systems for the Hosiery Corp of America, who is a manufacturer and distributor of pantyhose and other women's intimate apparel. From 1990 to 1995, Mr. Henry served as the Chief Operating Officer, Chief Financial Officer and Vice Chairman for McCaffrey and McCall Partners, which is a full service advertising agency. Mr. Henry received a B.S. in Accounting from Hunter College in New York, New York and a J.D. from Brooklyn Law School. Mr. Henry has been a member of the New York State Bar since 1975. Mr. Henry is a director of Purity Products Inc.

   Anthony E. Canale joined Mannatech in January 1997 and since then has served as Executive Vice President. From January 1997 to October 1999, Mr. Canale served as Chief Operating Officer. In October 1999, Mr. Canale was moved to Chief Operating Officer of International Operations and appointed as a director. His term as director expires on June 19, 2000. From February 1993 until October 1996, Mr. Canale was President of Canale and Associates, an Outback Steakhouse, Inc. joint venture partnership. Mr. Canale received a B.S. in Management from American International College in Springfield, Massachusetts.

   Patrick D. Cobb joined Mannatech in August 1994 and served as Chief Financial Officer and Executive Vice President until October 1999. In October 1999, Mr. Cobb remained as Executive Vice President and moved to Chief Operating Officer of subsidiaries until March 31, 2000. On April 1, 2000, Mr. Cobb was appointed as Executive Vice President of International Finance. Mr. Cobb was appointed as a director in November 1997 and resigned on November 19, 1999. Mr. Cobb served as our Corporate Secretary from February 1997 until November 19, 1999. Mr. Cobb received a B.S. in Finance from the University of Oklahoma and is a Certified Public Accountant.

   Deanne Varner joined Mannatech in January 1996 and since May 1996 has served as General Counsel and Senior Vice President of Compliance. From 1986 until January 1996, Ms. Varner maintained a law practice in Dallas, Texas focusing on business law and related transactions. Ms. Varner has over 20 years of experience in business, corporate and transactional law. Ms. Varner received a B.A. in Social Sciences and a J.D. from Southern Methodist University.

   Jeffrey P. Bourgoyne joined Mannatech in December 1996 and since February 1998 has served as Vice President of Operations. From May 1995 until December 1996, Mr. Bourgoyne served as Facility Manager for DSC Logistics, Inc., a third-party logistics provider. From June 1993 until May 1995, Mr. Bourgoyne was a Transportation Services Manager for Abbott Laboratories, a pharmaceutical company. Mr. Bourgoyne received a B.S. in Management from University of New Orleans and an M.B.A. from Lake Forest Graduate School of Management.

   Peter E. Hammer joined Mannatech in March 1995 and since January 1998 has served as Vice President of New Business and International Development. From November 1991 until February 1995, Mr. Hammer served as Vice President and Chief Information Officer of The Network, Inc., a business solution company in Atlanta, Georgia. Mr. Hammer received a B.A. in Liberal Arts from State University College at Buffalo and an A.A.S. in Electronics from Suffolk Community College. Mr. Hammer is Charles E. Fioretti's brother-in-law.

   Donald W. Herndon joined Mannatech in November 1993 and until December 1996 served as Vice President of Distribution. From December 1996 until November 1999, Mr. Herndon served as Vice President of Marketing. Beginning in November 1999, Mr. Herndon was moved to Vice President of Marketing Administration. From January 1993 through November 1993, Mr. Herndon served as the Vice President of Operations for Funds-4-Kids, Inc. a multilevel marketing company that sold healthy alternative candy bars for children. Mr. Herndon is the brother-in-law of Samuel L. Caster and is also the brother-in-law of Terry L. Persinger.

   Bill H. McAnalley, Ph.D. joined Mannatech in July 1996 and has served as Senior Vice President of Research and Product Development and Chief Scientific Officer since December 1997. From March 1995 until July 1996, Dr. McAnalley was a consultant to us. From March 1987 until February 1995, Dr. McAnalley was Vice President of Research and Product Development at Carrington Laboratories, Inc., a pharmaceutical research, development and manufacturing company. Dr. McAnalley received a Ph.D. in Pharmacology and Toxicology from the University of Texas Health Science Center in Dallas, Texas.

   Ronald D. Norman joined Mannatech in May 1996 and from August 1997 until September 1998 served as Controller. In September 1998, Mr. Norman began serving as Treasurer. In June 1998, Mr. Norman was promoted to Vice President. From September 1994 until April 1996, Mr. Norman was a Tax Manager with Belew Averitt L.L.P., a public accounting firm in Dallas, Texas. Mr. Norman received an M.A. in Tax and a B.B.A. in Accounting from Baylor University and is a Certified Public Accountant.


   Eoin Redmond joined Mannatech in July 1997 and since served as Vice President of Information Technology. In October 1999, Mr. Redmond was promoted to Chief Information Officer. From August 1996 through June 1997, Mr. Redmond, was a computer systems consultant for us. From October 1995 until August 1996, Mr. Redmond was head of client services for Tate Bramald Ltd., an accounting software provider. From December 1993 until September 1995, Mr. Redmond was employed as the Technology Service Manager--Europe for SSA Europe Ltd., an industrial software provider. Mr. Redmond matriculated at Presentation College, County Wicklow, Ireland and subsequently attended AnCo Technology Center, County Dublin, Ireland.

   Stephen D. Fenstermacher joined Mannatech in November 1998 and until October 1999 served as Vice President of Accounting and Controller. In October 1999, Mr. Fenstermacher was promoted to Senior Vice President and Chief Financial Officer. From January 1998 until October 1998, Mr. Fenstermacher was a consultant for Kibel, Green, ISSA, Inc., a crisis management firm specializing in turnaround strategy and execution consulting. From April 1995 until October 1997, Mr. Fenstermacher served as Executive Vice President and Chief Financial Officer for The Johnny Rockets Group, Inc. From May 1994 until April 1995, Mr. Fenstermacher served as Vice President for Brinker International, Inc., an international restaurant chain. From September 1991 until May 1994, Mr. Fenstermacher served as Chief Executive Officer and Chief Financial Officer for On The Border Cafes, Inc., an international restaurant chain. Mr. Fenstermacher received an M.B.A. from the University of Pittsburgh and a B.A. from the University of Notre Dame.

   Eileen M. Vennum joined Mannatech in January 1997 and until January 1998 served as Director of Regulatory Affairs. From January 1998 until June 1999, Ms. Vennum served as Executive Director of Regulatory Affairs. In July 1999, Ms. Vennum was promoted to Vice President of Regulatory Affairs. From 1988 until December 1996, Ms. Vennum was a Director of Regulatory Affairs, Document Control and Technical Editor for Carrington Laboratories, Inc., a pharmaceutical research, development and manufacturing company. Ms. Vennum attended David Lipscomb University, Harding University and the University of Dallas. Ms. Vennum holds a Regulatory Affairs Certified designation from the Regulatory Affairs Professional Society.

   Gwendolyn J. Pennington joined Mannatech in September 1996 and until October 1999 served as Executive Director of Human Resources. In October 1999, Ms. Pennington was promoted to Vice President of Human Resources. From October 1994 until August 1996, Ms. Pennington was the Director of Human Resources at Excel Communications, Inc., a multilevel marketing telephone long-distance service provider. Ms. Pennington received a B.S. in Behavioral Management from the University of Texas at Dallas and an M.B.A. from the University of Dallas.

   Terry L. Persinger joined Mannatech in November 1999 and since has served as Chief Operating Officer of Domestic Operations, director and Corporate Secretary. Mr. Persinger served as Executive Vice President until March 31, 2000. On April 1, 2000, Mr. Persinger was promoted to President. Mr. Persinger's current term as director expires in 2002. From 1968 until August 1999, Mr. Persinger worked at Goodyear Tire & Rubber Company, an international manufacturer of tires and rubber products and from January 1995 to August 1999 served as Vice President and General Manager of Engineered Products. Mr. Persinger received a B.S. in Chemical Engineering from the University of Cincinnati and a graduate of the PMD management program at Harvard University. Mr. Persinger is the brother-in-law of Donald W. Herndon.

   Brad G. Wayment joined Mannatech in November 1999 and since has served as Vice President of Marketing. From June 1998 to October 1999, Mr. Wayment was Vice President of Marketing at New Vision International, a network marketing company involved in the distribution and sales of nutritional and personal care products. From November 1996 to June 1998, Mr. Wayment served as Business Development/Product

Marketing Manager with Novell Inc., a network and Internet directory software and services company. From November 1989 to November 1996, Mr. Wayment was Product Management Team Leader of Marketing/Product Development at Nu Skin Enterprises, Inc., a direct selling company involved in the distribution and sales of nutritional and personal products. Mr. Wayment received a B.A. and M.B.A. from Brigham Young University.

   Steven A. Barker Ph.D. became one of our independent directors in January 1998. Mr. Barker's current term as director expires in 2002. Dr. Barker has been a full professor of Physiology, Pharmacology and Toxicology at Louisiana State University since April 1990. Dr. Barker received a B.S. and an M.S. in Chemistry and a Ph.D. in Chemistry/Neurochemistry from the University of Alabama-Birmingham.

   Chris T. Sullivan became one of our independent directors in October 1997. Mr. Sullivan's current term as director expires in 2001. Mr. Sullivan has been the Chairman of the Board and Chief Executive Officer of Outback Steakhouse, Inc. since founding that company in 1988. Mr. Sullivan serves on the executive committee for The Outback/Gary Koch Pro-Am, the Tampa Bay Devil Rays, the Employment Policies Institute and the Presidents Conference. Mr. Sullivan received a degree in Business and Economics from the University of Kentucky.

   James M. Doyle, Jr. became one of our independent directors in October 1999. Mr. Doyle's current term as director expires in 2002. In 1975, Mr. Doyle joined Matthews & Branscomb, P.C., a law firm, located in San Antonio, Texas where he is currently a shareholder. Mr. Doyle practices in the area of business transactions, mergers and acquisitions and corporate law. Mr. Doyle is a Fellow of the Texas Bar Foundation and a director of the San Antonio Economic Development Foundation. Mr. Doyle received a B.A. from the University of the South in Sewanee, Tennessee and a J.D. from Vanderbilt University.

Classes of our Board of Directors

   Our Board of Directors is divided into three classes that serve staggered three-year terms expiring at the annual shareholders meeting as follows:

                     Class                   Expiration          Member
                     -----                   ----------          ------
   Class I..................................    2000    Canale, Henry
   Class II.................................    2001    Fioretti, Sullivan
   Class III................................    2002    Barker, Persinger, Doyle

   During fiscal 1999, the Board of Directors had 4 regular meetings and 1 special meeting. All of the directors attended at least 75 percent of the meetings during fiscal 1999.

Committees of the Board of Directors

   Our Board of Directors has three committees each composed solely of two of our three independent directors, Messrs. Barker and Sullivan. The committees and their function are as follows:

  . The Audit Committee is charged with reviewing our annual audit and meeting with our independent accountants to review our internal controls and financial management practices. The Audit Committee had 2 meetings during fiscal 1999.

  . The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for our executive officers. The Compensation Committee had 1 meeting during fiscal 1999.

  . The Option Committee has the authority to determine the terms and conditions of each option to be issued under our stock option plans and responsible for administration of each such plan. The Option Committee had 1 meeting during fiscal 1999.

   In addition, Mannatech also maintains an Executive Operating Committee comprised of seven executive officers. The Executive Operating Committee has the authority to make specific recommendations and render advice to the Board of Directors on various matters regarding operations. The seven members include the President, Chief Executive Officer and all Executive and Senior Vice Presidents.

   The entire Board of Directors nominates all of the directors and officers, as they did not appoint a Nominating Committee. The Board of Directors may consider nominees recommended, in writing, by shareholders. The written nomination for a director, by a shareholder, must be submitted to Mannatech's General Counsel no later than December 31st.

Director Compensation

   Messrs. Barker and Sullivan, two of our three independent directors, each receives an annual fee of $30,000 for serving on our Board of Directors. In addition, our directors are reimbursed for their reasonable out-of-pocket expenses, in connection with their travel to and attendance at meetings of our Board of Directors or its committees. On October 19, 1999, we granted 50,000 stock options to Mr. Barker at an exercise price of $7.69 per share, which was the approximate fair value of our common stock on that date.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by the Securities and Exchange Commission's regulations to furnish us with copies of all Section 16(a) reports they file. Prior to our initial public offering, our directors, executive officers and persons who own more than 10% of our common stock were not subject to the requirements of the Exchange Act.

   Based solely upon a review of the copies of such reports or written representations that no other reports were required, we believe that during the fiscal year ended December 31, 1999 our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except for the following:

  . Stephen D. Fenstermacher, Donald W. Herndon, Gwendolyn J. Pennington,
    Terry L. Persinger, Eileen M. Vennum and Brad G. Wayment, all of whom are our executive officers did not timely file their initial report on Form 3.

  . Steven A. Barker, Ph.D., one of our directors and Jeffrey P. Bourgoyne,
    Stephen D. Fenstermacher and Eileen M. Vennum, all of whom are our executive officers did not timely file Form 4's required as a result of being granted stock options.

  . Mr. William C. Fioretti, 10% beneficial owner of our common stock, did not timely file Form 4's on seven different occasions relating to the sale of his shares.

  . Peter E. Hammer, one of our executive officers, did not timely file a Form 4 on two occasions relating to the sale of his shares.

  . Donald W. Herndon, executive officer, did not timely file a Form 4 on two occasions relating to the sale of his shares.

   We have begun to send monthly reporting reminders to each of our executive officer, directors and 10% beneficial owners to assist them in their Section 16(a) reporting requirements.

                            EXECUTIVE COMPENSATION

   The following table summarizes the compensation paid to or earned for each of the three years ended December 31, 1999, by each person who served as the Chief Executive Officer during 1999 and the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 1999 (collectively, the "Named Executive Officers").

                          Summary Compensation Table

                                                                   Long-Term
                                                                  Compensation
                                                                  ------------
                                                                   Number of
                                     Annual                          Shares
                                  Compensation       Other         Underlying
    Name And Principal          -----------------    Annual         Options
         Position          Year  Salary   Bonus   Compensation      Granted
    ------------------     ---- -------- -------- ------------    ------------
Charles E. Fioretti (2)... 1999 $600,000 $158,517  $  112,593(3)        --
 Chairman of the Board and 1998  433,517  750,000       9,044(4)        --
 Chief Executive Officer   1997  403,434  760,000     109,765(4)        --

Samuel L. Caster.......... 1999  600,000  101,981      29,571(5)        --
 President                 1998  433,517  500,000       2,942(6)        --
                           1997  403,434  760,000      16,012(6)        --

Anthony E. Canale......... 1999  300,000   64,759   1,395,528(7)        --
 Executive Vice President  1998  287,500  326,293      11,925(8)    250,000
 and Chief Operating       1997  221,978  190,172         --        250,000
 Officer of International

Patrick D. Cobb(9)........ 1999  300,000   51,990   1,172,911(10)       --
 Executive Vice President  1998  245,055  250,000       2,077       100,000
 of International Finance  1997  214,011  171,666      43,000(11)   100,000

Deanne Varner............. 1999  261,539   58,032   1,388,900(12)       --
 Executive Vice President  1998  225,275  323,793       1,644       228,000
 of Compliance and         1997  187,019  159,884         --        228,000
 General Counsel


--------
(1) Includes our matching contribution to the 401(k) plan, paid to executives except for Mr. Fioretti and Mr. Caster.
(2) Mr. Fioretti became Chief Executive Officer on May 1, 1997 and resigned on March 31, 2000.
(3) Represents the value of two of our vehicles transferred to Mr. Fioretti in 1999.
(4) Represents the amounts paid to Mr. Fioretti under his incentive compensation agreement.
(5)  Represents a car allowance paid to Mr. Caster.
(6) Represents the amount paid to Mr. Caster under his incentive compensation agreement.
(7) Represents $10,000 for the 401(k) Plan matching contribution, $2,786 car allowance paid to Mr. Canale and $1,274,680 for the noncash compensation value for stock options sold.
(8)  Represents the amount paid to Mr. Canale for costs of relocation.
(9)  Mr. Cobb served as Chief Financial Officer until October 1999.
(10) Represents $10,840 car allowance, $10,000 for the 401(k) Plan matching contribution paid to Mr. Cobb and $1,160,125 for the noncash compensation value for stock options sold.
(11) Represents the value of one of our vehicles transferred to Mr. Cobb in 1997.
(12) Represents $10,000 for the 401(k) Plan matching contribution, $4,212 car allowance paid to Ms. Varner and $1,374,688 for the noncash compensation value for stock options sold.

Stock Option Grants in the Last Fiscal Year

   Mannatech did not grant any stock options to any of the "Named Executive Officers" during the fiscal year ended December 31, 1999.

Stock Options Exercised in Last Fiscal Year

   The following table sets forth certain information concerning the exercise of stock options held by the Named Executive Officers during the fiscal year ended December 31, 1999:

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                           Number of Shares Underlying    Value of Unexercised
                             Shares Acquired    Value        Unexercised Options at      In-the-Money Options at
          Name               on Exercise (#) Realized ($)        Fiscal Year-End            Fiscal Year-End(1)
          ----               --------------- ------------ ----------------------------- -------------------------
                                                          Exercisable (2) Unexercisable Exercisable Unexercisable
                                                          --------------- ------------- ----------- -------------
Anthony E. Canale.......         100,000      $  135,000      400,000           --       $575,700        $--
Patrick D. Cobb.........         100,000      $  135,000      100,000           --       $     --        $--
Deanne Varner...........         174,074      $  235,000      281,926           --       $206,968        $--

--------
(1) Based on the closing price of $5.188 per share of our common stock on the Nasdaq National Market on December 31, 1999, our fiscal year-end, less the per share exercise price of $1.35.
(2) 250,000 of Mr. Canale's, 100,000 of Mr. Cobb's and 228,000 of Ms. Varner's options are exercisable at $8.00 and were considered out-of-the-money for the above value calculation.

Executive Employment Agreements

   Mannatech has employment agreements with each of Messrs. Charles E. Fioretti, Patrick D. Cobb, Anthony E. Canale, Bill H. McAnalley and Ms. Deanne Varner. These agreements expire in September 2003 but will extend automatically for one additional year unless both parties agree to terminate the contract before the end of any term. In addition, in November 1999, we entered into an employment agreement with Terry L. Persinger, which expires in November 2002. All of these agreements provide for a current base salary, bonus compensation based upon the management bonus plan formula the right to receive stock options and certain confidentiality and non-compete clauses. If we terminate any of these employment agreements for any reason other than reasons specified in the agreements, the officer is entitled to receive an amount equal to the sum of all salary and bonus that would have been paid during the remainder of their employment agreement. On April 1, 2000, Mr. Charles E. Fioretti resigned as Chief Executive Officer, however, he is still bound by the terms of his existing employment agreement. On April 1, 2000, Mr. Robert M. Henry signed a three-year employment agreement that provides for similar terms as stated above for the other executive officers.

Management Bonus Plan

   Executive officers and some other members of corporate management are eligible to receive bonuses in addition to their base salaries. Our Compensation Committee is responsible for reviewing and approving bonuses for these officers.

Compensation Committee Interlocks and Insider Participation

   In February 1999, after the completion of our initial public offering, our Board of Directors established the Compensation Committee. The Compensation Committee is responsible for decisions regarding compensation of our executive officers. The Compensation Committee is composed solely of two of our three independent directors, Messrs. Barker and Sullivan. None of the members of the Compensation Committee has ever been an officer or employee of Mannatech.

Executive Compensation Report of the Board of Directors

   The Compensation Committee was formed in February 1999. Prior to February 1999, our Board of Directors performed the functions of the Compensation Committee.

   This Executive Compensation Report discusses our executive compensation policies and the basis for the compensation paid to our executive officers, including the Chief Executive Officer, Charles E. Fioretti, during the fiscal year ended December 31, 1999.

   Compensation Policy. Our policy with respect to executive compensation has been designed to:

  . adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to Mannatech and in a manner that is commensurate with compensation paid by companies of comparable size or within our industry; and

  . reward our executive officers for the achievement of short-term operating goals and for the enhancement of our long-term value.

   Components of Compensation. The primary components of compensation paid to our executive officers and the relationship of such components of compensation to our performance are discussed below:

  (a) Base Salary. As the Compensation Committee was not formed until February 1999, the fiscal year ended December 31, 1999 base salaries were reviewed and approved by our Board of Directors. At the beginning of each new fiscal year the Compensation Committee reviews the base salaries of the executive officers to ensure the salaries are based correctly upon a number of factors. These factors include our performance (to the extent such performance can fairly be attributed or related to each executive officer's performance), as well as the nature of each executive officer's responsibilities, capabilities, loyalties and contributions. The Compensation Committee believes that base salaries for our executive officers have been reasonable in relation to our size and performance in comparison with the compensation paid by similarly sized companies or companies within the same industry.

  (b) Bonus. Mannatech's executive officers are eligible to participate in our management bonus plan. The bonus plan is based upon the attainment of certain financial goals including general performance of Mannatech and to a reasonable degree, our performance in accordance with projected budgets. The bonuses for the fiscal year ended December 31, 1999 were reviewed and approved by the Compensation Committee and paid by January 15, 2000. Subsequent bonuses paid to the executive officers will be reviewed and approved by the Compensation Committee and paid no less than annually. During the fiscal year ended December 31, 1999, our Chief Executive Officer, Charles E. Fioretti, was awarded an additional bonus of $56,536 for his efforts with respect to the completion of our initial public offering.

  (c) Other Annual Compensation. Mannatech maintain certain other plans and arrangements for the benefit of our executive officers and other management, including participation in the 401(k) plan, use of a company vehicle and health, life, automobile and long term disability insurance. During the last quarter of 1999, the Compensation Committee approved a new policy where by all employees at the Vice President level and above were awarded monthly car allowances of $500.00. In addition, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Scientific Officer, President, General Counsel and Chief Executive Officer of our subsidiaries were awarded the use of a vehicle leased by Mannatech. In 1999, the Chief Executive Officer elected not to use a vehicle leased by Mannatech. We believe these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the same industry.

  (d) Long-term Compensation. Mannatech maintain stock option plans to reward certain members of management for the attainment of certain goals or events. The stock option grants are reviewed and approved by our Option and Compensation Committees. We believe these long-term compensation arrangements are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the same industry.

1999 Chief Executive Officer Compensation

   As previously described, the Compensation Committee considered several factors in determining the Chief Executive Officer's compensation package, with the primary factor being our performance and the competitive compensation paid to other executive officers of comparable size companies of companies within the same industry. Specific actions taken by the Compensation Committee regarding Mr. Fioretti's 1999 compensation are summarized below:

  (a) Base Salary. As with our other executive officers, Mr. Fioretti's 1999 salary was based on a number of factors. These factors include our performance, overall consolidated financial results, as well as the nature of his responsibilities, capabilities, loyalties and contributions to Mannatech. For fiscal year 1999, Mr. Fioretti's salary remained at $600,000.

  (b) Bonus. Mannatech's Chief Executive Officer is allowed to participate in our management bonus plan. Our bonus plan is based upon the attainment of certain financial goals. The Board of Directors approved a $56,536 bonus to Mr. Fioretti in February 1999, prior to the formation of the Compensation Committee. The bonus was awarded in recognition of Mr. Fioretti's efforts relating to the successful completion of our initial public offering. In addition, Mr. Fioretti was paid $101,981 pursuant to the Management Bonus Plan.

  (c) Other Annual Compensation. All of Mannatech's other executive officers may participate in our 401(k) plan, but the Chief Executive officer has elected not to participate at this time. In 1999, the Compensation Committee elected to bonus two remaining company-owned vehicles having a combined value of $112,595 to the Chief Executive Officer in lieu of a cash bonus. Mr. Fioretti has elected not to be furnished a vehicle leased by Mannatech at this time. Mr. Fioretti is also provided with health, life, automobile and long-term disability insurance coverage.

   $1 Million Pay Deductibility Cap. Under Section 162(m) of the Internal Revenue Code, public companies are precluded from receiving a tax deduction on compensation paid to executive officers in excess of $1 million, unless the compensation is excluded from the $1 million limit as a result of being classified as performance-based. At this time, none of our executive officers' cash compensation levels exceed the $1 million pay limit. We do not anticipate exceeding this limit in the near future. Nonetheless, the Compensation Committee intends to periodically review its executive pay plans in light of this regulation.

   Conclusion. The Compensation Committee believes the concepts discussed above further the shareholders' interests and that officer compensation encourages responsible management of Mannatech. The Compensation Committee regularly considers the effect of executive compensation on shareholder interests. These factors, reports of the Executive Operating Committee and discussions with and information compiled by various independent consultants retained by us will be used in determining executive officer compensation.

                                     Compensation Committee (1)
                                        Chris T. Sullivan
                                        Steven A. Barker Ph.D.

--------
(1) The Compensation Committee was formed on February 10, 1999; prior to that time, the Board of Directors approved compensation. In February 1999, the Board of Directors consisted of Messr. Charles E. Fioretti, Samuel L. Caster, Patrick D. Cobb, Chris T. Sullivan and Steven A. Barker Ph.D.

Stock Option Plans

   The 1997 Stock Option Plan was adopted by our Board of Directors on May 14, 1997. The 1998 Incentive Stock Option Plan was adopted by our Board of Directors on April 8, 1998 and amended on September 4, 1998 to increase the number of shares reserved for issuance from 500,000 to 1,000,000 shares. Both stock option plans are intended to encourage investment by our officers, employees, non-employee directors and consultants in shares of our common stock so that they will have an increased interest in and greater concern for the welfare of Mannatech.

   Options granted under either stock option plan may either be incentive stock options or options that do not qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986. Options granted under the 1998 Incentive Stock Option Plan may only be granted to our officers, directors and employees.

   Incentive stock options may be granted under our stock option plans to any person who is one of our officers or other employees (including officers and employees who are also directors) or any parent or subsidiaries that may exist in the future. The exercise price of incentive stock options must equal at least the fair market value of a share of our common stock on the date of grant.

   The following table sets forth information regarding our stock option plans as of March 24, 2000:

Stock Option Plan Information

                               # of                    Weighted      Vested     of Shares
                              Shares   # of Options    Average         and     Available
                            Authorized   Granted    Exercise Price Exercisable for Grant
                            ---------- ------------ -------------- ----------- ----------
   1997 Stock Option
    Plan................... 2,000,000   2,000,000       $2.34       1,001,152        --
   1998 Incentive Stock
    Option Plan............ 1,000,000     963,500       $7.89         291,333    36,500

   The Option Committee has full and final authority in its discretion, subject to the stock option plans' provisions, to determine, among other things:

  .  the individuals to whom options shall be granted;

  . whether the option granted shall be an incentive stock option or a non-qualified stock option;

  .  the number of shares of our common stock covered by each option;

  .  the time or times at which options will be granted;

  .  the option vesting schedule;

  .  the exercise price of the options;

  .  the duration of the options granted;

  . to prescribe, amend and rescind rules and regulations relating to the stock option plans;

  . accelerate or defer (with the consent of the Optionee) the exercise date of any option; and

  . authorize any person to execute on our behalf any instrument required to effectuate the grant of an option previously granted by our Board of Directors.

   The Option Committee consisting of two of our three independent directors, Messr. Barker and Sullivan, also has the power to decide upon and make rules that control our stock option plans and take all other actions necessary for the proper administration of the stock option plans. The stock option plans may be changed or canceled by our Board of Directors at any time without the approval of our shareholders, with a few exceptions. However, they may not take action that affects options previously granted under the stock option plans.

401(k) Plan

   On May 9, 1997, Mannatech adopted a 401(k) Pre-tax Savings Plan. All employees who have been employed by us for at least 90 days at the beginning of a quarter and are at least 21 years of age are eligible to participate. Employees may contribute a maximum of 15.0% of their current compensation to the 401(k) Plan, up to a statutorily prescribed annual limit. We will make regular matching contributions to the 401(k) Plan in the amount of $0.25 for each $1.00 contributed by a participating employee, up to 6.0% of a participating employee's annual compensation, including overtime. The 401(k) Plan also provides that Mannatech can make profit-sharing contributions to the plan each year based upon our profit. Employee contributions and our matching contributions are paid to a corporate trustee and invested as directed by the participating employee. Our contribution in the 401(k) Plan vests over 5 years or earlier if the participating employee retires at age 65, becomes disabled or dies. Payments to participating employees may also be made in the case of a financial hardship. Payments may be made in a lump sum. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, so that contributions made by employees or by us to the 401(k) Plan, and income earned on these contributions, are not taxable to employees until withdrawn from the 401(k) Plan.

Performance Graph

   The graph below depicts our stock price as an index, assuming $100.00 was invested on February 16, 1999, the date of our initial public offering, along with the composite stock prices of companies listed in our peer group and those in the S & P Midcap Index. This information has been provided to us by the Nasdaq National Stock Market. The comparisons in the graph are required by regulations of the Securities and Exchange Commission and are not intended to forecast or to be indicative of the possible future performance of our common stock. The publicly traded companies in our peer group are Rexall Sundown, Inc.; Twinlab Corp.; Weider Nutrition International, Inc.; Nature's Sunshine Products, Inc.; Reliv International, Inc.; and Nu Skin Enterprises Inc.

                              [PERFORMANCE GRAPH]

* This graph assumes $100.00 invested on February 16, 1999 in stock or index including reinvestment of dividends and includes any adjustments for stock splits and stock dividends, for the fiscal year ended December 31, 1999.

   The preceding report on executive compensation and the stock performance graph is not incorporated by reference into any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate filings made by us under those Acts, except to the extent that we specifically incorporate this information by reference.

   Measurement Period                Mannatech S&P Midcap Index Peer Group Index
   ------------------                --------- ---------------- ----------------
   February 16, 1999................  $100.00      $100.00          $100.00
   December 31, 1999................  $ 23.10      $123.40          $ 59.76

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of February 29, 2000, the number of shares of our common stock and the percentage of the outstanding shares of such class that are beneficially owned by (A) each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock, (B) each of our directors and the Named Executive Officers, and (C) all of our current officers and directors, as a group.

                                                  Beneficial Ownership(1)
                                            ------------------------------------
                                 Number of
                                   Shares
      Name of Directors and      Excluding    Stock                 % of Class
        Executive Officers        Options   Options(2)   Total    Outstanding(3)
      ---------------------      ---------- ---------  ---------- --------------
   Samuel L. Caster............   5,713,549        --   5,713,549      22.9%
    c/o Mannatech, Incorporated
     Suite 200
    Coppell, TX 75019
   Charles E. Fioretti.........   5,181,267        --   5,181,267      20.8
    c/o Mannatech, Incorporated
    600 S. Royal Lane suite 200
    Coppell, TX 75019
   William C. Fioretti(4)......   5,165,549        --   5,165,549      20.7
    c/o Agritech Labs, Inc.
    6333 N. St. Highway 161
     Suite 350
    Irving, TX 75063
   Chris T. Sullivan(5)........     342,537   100,000     442,537       1.8
   Patrick D. Cobb(6)..........     318,525   100,000     418,525       1.7
   Anthony E. Canale...........          --   350,000     350,000       1.4
   Deanne Varner...............      74,074   281,926     356,000       1.4
   Terry L. Persinger..........       1,000        --       1,000         *
   All 19 executive officers
    and directors as a
    group*.....................  12,344,489 1,195,485  13,539,974      51.8%

--------
 *  Less than 1%
(1) The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act. All information with respect to the beneficial ownership of any shareholder has been furnished by such shareholder and, except as otherwise indicated or pursuant to community property laws, each shareholder has sole voting and investment power with respect to shares listed as beneficially owned by such shareholder.

(2) The directors and executive officers have the right to acquire shares of our common stock shown in this column within 60 days through the exercise of stock options.

(3) Shares of our common stock which are not outstanding but the beneficial ownership of which can be acquired by a person upon exercise of an option within 60 days of February 29, 2000 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person and by the group of executive officers and directors. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(4) Includes 1,450,102 shares of our common stock held by the Fioretti Family Partnership, Ltd. of which William C. Fioretti is the general partner and he, his wife and trusts for the benefit of their children are the limited partners.

(5) All of these shares of our common stock and the options are held by Multi-Venture Partners, Limited, an investment partnership formed by Mr. Sullivan and two other partners. The management of Multi-Venture is controlled by its sole general partner, SBG Investments, L.L.C., which owns a 0.6% general partnership interest in Multi-Venture. Mr. Sullivan owns a 27.2% interest in SBG. Mr. Sullivan shares voting and dispositive power with respect to our common stock owned by Multi-Venture.

(6) Includes 60,000 shares of our common stock held by Joni J. Cobb, Mr. Cobb's spouse, and 10,000 shares held by trusts established for the benefit of Mr. Cobb's children and stepchildren.

   We are not aware of any arrangements, including any pledge of our securities, the operation of which may at a subsequent date result in a change in control of Mannatech.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Officers

   In December 1997, we orally agreed to advance four officers money to pay the taxes caused by the cancellation of their incentive compensation agreements and on December 31, 1997 we signed loan agreements with these four officers. On December 31, 1997, we loaned $162,052 to Dr. Bill H. McAnalley Ph.D., our Senior Vice President of Research and Product Development, and $121,782 to Mr. Peter E. Hammer, our Vice President of new Business and International Development. The non-interest bearing loans were collateralized by shares of our common stock owned by these officers. The loans were repaid in February 1999 after the officers received the proceeds from the sale of their shares of common stock in our initial public offering.

   The preceding report on executive compensation and the stock performance graph is not incorporated by reference into any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate filings made by us under those Acts, except to the extent that we specifically incorporate this information by reference.

Loans to Agritech Labs, Inc.

   During 1996 and 1997, we made cash advances to Agritech Labs, Inc. and Agritech Technology, Ltd. totaling approximately $918,000. The Agritech companies were owned by individual partners of which over 90% of the Agritech companies were owned by Messrs. Charles E. Fioretti, Samuel L. Caster, Patrick
D. Cobb, who are shareholders and executive officers of Mannatech and Mr. William C. Fioretti, who is a shareholder and former executive officer of Mannatech. Because we were concerned about the ability of these Agritech companies to repay the loans, each of Messrs. William C. Fioretti, Charles E. Fioretti, Samuel L. Caster and Patrick D. Cobb agreed to pay the obligations that these Agritech companies owed Mannatech. Each of these individuals gave promissory notes to us totaling approximately $918,000. Each promissory note bore interest at

6.0% per year and was payable on the earlier of the sale of the Agritech companies or December 31, 1998. The principal amount outstanding under the notes issued by each of Messrs. William C. Fioretti, Charles E. Fioretti and Samuel L. Caster at December 31, 1998 was approximately $275,400 and the principal amount outstanding under the note made by Mr. Patrick D. Cobb at December 31, 1998 was approximately $45,900. On December 31, 1998, we renewed the notes with an extended due date of December 31, 1999. On February 17, 1999, we signed new notes with each of the shareholders. The new notes bear interest at 6.0% per year, with the first payment due immediately and the remainder to be paid in annual installments through February 17, 2004. As of December 31, 1999, the principal amount outstanding under the new notes made by each of Messrs. William C. Fioretti, Charles E. Fioretti and Samuel L. Caster is approximately $210,000 and the principal amount outstanding under the new note made by Mr. Patrick D. Cobb is approximately $35,000.

Commission Agreement, Consulting Fees and Receivables from Related Parties

   In 1998 and 1999, Mr. William C. Fioretti earned approximately $121,000 and $453,000, respectively, for commissions pursuant to an agreement with Mannatech, which commissions were paid in 1998 and 1999. On October 20, 1998, we paid Mr. Fioretti $250,000 for consulting services he performed for us over the course of 1998 in sports marketing and product development issues. Mr. Fioretti is one of our founders, a major shareholder and the cousin of Charles
E. Fioretti, our Chairman of the Board and Chief Executive Officer.

   During 1997, we advanced $125,000 to Mr. William C. Fioretti's brother-in-law, which remained unpaid at December 31, 1998. During 1999, Mr. Fioretti guaranteed the repayment of this payable to us; however, in December 1999, we wrote off this loan, when we determined it was not collectible and released Mr. Fioretti from his guarantee.

Forward-Looking Statements

   Some of our statements in this proxy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to certain events, risks and uncertainties that maybe outside of our control. These forward-looking statements include statements relating to the "2000 Stock Option Plan"; "Section 16(a) Beneficial Ownership Reporting Compliance"; "Executive Compensation". In some cases, forward-looking statements are identified by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "approximates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

   Actual results, plans or developments could differ materially from those expressed in or implied by such statements due to a number of factors, including, without limitation; those described in the context of such forward-looking statements; the entrance into new countries and markets; the risk factors described from time to time in other documents and reports filed with the Securities and Exchange Commission.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this report.

                                          By Order of the Board of Directors

                                          Terry L. Persinger
                                          Corporate Secretary

Dated: May 12, 2000

                                    APPENDIX A
                            MANNATECH, INCORPORATED

                            2000 STOCK OPTION PLAN

1. Purpose of the Plan. The purpose of this 2000 Stock Option Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees of the Company and to promote the success of the Company's business and reward directors and consultants of the Company.

2. Definitions. As used herein, the following definitions shall apply:

  (a) "Code" shall mean the Internal Revenue Code of 1986.

  (b) "Common Stock" shall mean the Common Stock of the Company.

  (c) "Company" shall mean Mannatech, Incorporated, a Texas corporation.

  (d) "Option Committee" shall mean the Option Committee appointed by the Board of Directors in accordance with paragraph (a) of Section 4 of the Plan.

  (e) "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Option Committee; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

  (f) "Employee" shall mean any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

  (g) "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

  (h) "Non-Employee Director" shall mean a Non-Employee Director as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), promulgated under SEC Release 34-37260 (May 31, 1996), as such rule may be amended from time to time.

  (i) "Option" shall mean a stock option granted pursuant to the Plan.

  (j) "Optioned Stock" shall mean the Common Stock subject to an Option.

  (k) "Optionee" shall mean an Employee, Director or Consultant, who receives an Option.

  (l) "Parent" shall mean a "parent corporation", whether now or hereafter existing, as defined in Section 425(e) of the Code.

  (m) "Plan" shall mean this 2000 Stock Option Plan.

  (n) "Stock Option Agreement" shall mean a Stock Option Agreement, pursuant to which Options are granted under the Plan.

  (o) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

  (p) "Subsidiary" shall mean a "subsidiary corporation", whether now or hereafter existing, as defined in Section 425(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares, which may be optioned and sold under the Plan, is 2,000,000 shares of common stock. The Shares may be authorized, but unissued or reacquired Common Stock.

     If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares, which were subject thereto, shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

4.  Administration of the Plan.

  (a) Procedure. The Plan shall be administered by the Option Committee consisting of not less than two Non-Employee Directors to administer the Plan, subject to such terms and conditions as the Board of Directors may prescribe. From time to time the Board of Directors may increase the size of the Option Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefore, fill vacancies however caused, or remove all members of the Option Committee and thereafter directly administer the Plan.

  (b) Powers of the Option Committee. Subject to the provisions of the Plan, the Option Committee shall have the authority, in its discretion to grant Non-qualified Stock Options and Incentive Stock Options, in accordance with Section 422 of the Code; to determine, upon review of relevant information and in accordance with Section 8(b) of the Plan, the fair market value of the Common Stock; to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan; to determine the Employees to whom, and the time or times at which, Options shall be granted and the number of shares to be represented by each Option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option; to accelerate or defer (with the consent of the Optionee) the exercise date of any Option, consistent with the provisions of Section 5 of the Plan; to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Option Committee; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

  (c) Effect of Option Committee's Decision. All decisions, determinations and interpretations of the Option Committee shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

5. Eligibility.

  (a) Incentive Stock Options may be granted only to Employees. An Employee, who has been granted an Option may, if such Employee is otherwise eligible, is granted an additional Option or Options.

  (b) The Plan shall not confer upon any Optionee any right with respect to continuation of employment with the Company nor shall it interfere in any way with Optionee's right or the Company's right to terminate Optionee's employment at any time.

6. Term of Plan. The Plan shall become effective upon by the adoption by the Option Committee and the approval by the shareholders of the Company as described in Section 17 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 13 of the Plan.

7. Term of Option. The term of each Option shall be ten (10) years from the date of. However, in the case of an Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter time as may be provided in the Stock Option Agreement.

8. Exercise Price and Consideration.

  (a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Option Committee, but shall be subject to the following:

    (i) In the case of an Option granted to an Optionee, who, at the time of the grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the fair market value per Share on the date of grant.

    (ii) In the case of an Option granted to any other Optionee, the per Share exercise price shall be no less than 100% of the fair market value per Share on the date of grant.

  (b) The fair market value per share shall be determined using the quoted closing sale price per share as reported by Nasdaq National Market.

  (c) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Option Committee and may consist entirely of cash, certified or official bank check, other Shares of the Company's Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares to the extent permitted under the Texas Business Corporation Act.

9.Exercise of Option

  (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Option Committee, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

    (i) An Option may not be exercised for a fraction of a Share.

    (ii) An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment, as authorized by the Option Committee, may consist of a consideration and method of payment allowable under section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of the duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan. Prior to the time of issuance, the Company shall satisfy its employment tax and other tax withholding obligations by requiring the Optionee to pay the amount of withholding tax, if any, that must be paid under federal, state and local law due to the exercise of the Option, subject to such restrictions or procedures as the Company deems necessary to satisfy Rule 16b-3 of the Exchange Act. The payment of such withholding tax may be by certified or official bank check or by the delivery of a number of shares of Common Stock (plus cash if necessary) having a fair market value equal to the amount of such withholding tax.

    (iii) Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

  (b) Termination of Status as an Employee. If any Employee ceases to serve as an Employee, such Employee may, but only within thirty (30) days after the date such person ceases to be an Employee, exercise his or her Option to the extent that such person was entitled to exercise it at the date of such termination. To the extent that such Employee was not entitled to exercise the Option at the date of such termination, or if such Employee does not exercise such Option (which such person was entitled to exercise) within the time specified herein, the Option shall terminate.

  (c) Disability of Optionee. Notwithstanding the provisions of Section 9(b) above, in the event an Employee is unable to continue his or her employment relationship with the Company as a result of such Employee's total and permanent disability (as defined in Section 22(e)(3) of the Code), such

     Employee may, but only within six (6) months (or such other period of time not exceeding twelve (12) months as is determined by the Option Committee at the time of grant of the Option) from the date of termination, exercise his or her Option to the extent such person was entitled to exercise it at the date of such termination. To the extent that the Employee was not entitled to exercise the Option at the date of termination, or if such Employee does not exercise such Option (which such person was entitled to exercise) within the time specified herein, the Option shall terminate.

    (i) Death of Optionee. In the event of the death of an Optionee the Option may be exercised, at any time within six (6) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance.

10. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

11. Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of any Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Option committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

    In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Option Committee. The Option Committee may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Option Committee and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of the proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Option Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Option Committee makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Option Committee shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period.

12. Time of Granting Options. The date of grant of an Option shall be the date on which the Option Committee makes the determination granting such Option. Notice of the determination shall be given to each Optionee to whom an Option is so granted within a reasonable time after the date of such grant.

13. Amendment and Termination of the Plan.

  (a) Amendment and Termination. The Board of Directors may amend or terminate the Plan from time to time in such respects as the Option Committee may deem advisable; provided that, the following revisions or amendments shall require approval of the shareholders of the Company in the manner described in Section 17 of the Plan:

    (i) An increase in the number of Shares subject to the Plan above 2,000,000 Shares, other than in connection with an adjustment under
        Section 11 of the Plan;

  (b) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Option Committee, which agreement must be in writing and signed by the Optionee and the Company.

14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws, and the requirements of the Nasdaq National Market upon which the Shares are listed, and shall be further subject to the approval of general counsel for the Company with respect to such compliance.

  (a) As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of general in-house counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available up to 2,000,000 Shares as shall be sufficient to satisfy the requirements of the Plan.

  (a) Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's general in-house counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16. Option Agreement. Options shall be evidenced by written option agreements in such form, as the Option Committee shall approve.

17. Shareholder Approval. Continuance of the Plan shall be subject to approval by the Shareholders of the Company within twelve months before or after the date, the Plan is adopted by the Board of Directors. If such Shareholder approval is obtained at a duly held Shareholders meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company, such holders being present or represented and entitled to vote thereon.

18. Information to Optionees. The Company shall provide upon request, to each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports and other information which are provided to all Shareholders of the Company. The Company shall not be required to provide such information if the issuance of Options under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

19. CHOICE OF LAW. THE CORPORATE LAW OF THE STATE OF TEXAS WILL GOVERN ALL QUESTIONS CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS SHAREHOLDERS. ALL OTHER QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS PLAN AND THE INSTRUMENTS EVIDENCING OPTIONS WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF TEXAS.

   IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan effective as of the 28th day of April, 2000.

                                          MANNATECH, INCORPORATED

                                          By: /s/ Robert M. Henry
                                            -----------------------------------
                                          Name: Robert M. Henry
                                          Title: Chief Executive Officer

                            MANNATECH, INCORPORATED
                            2000 COMMON STOCK PROXY


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 19, 2000 AT 9:00 a.m. AT THE GRAPEVINE CONVENTION CENTER, 1209 SOUTH MAIN STREET, GRAPEVINE, TEXAS.
  P
        CHRIS T. SULLIVAN and STEVEN A. BARKER Ph.D., or any of them, with
  R power of substitution are hereby appointed proxies to vote as specified all shares of common stock with the shareholder(s)
  O named on the reverse side is entitled to vote at the above Annual Meeting or at any adjournment thereof, and in their discretion to
  X vote upon all other matters as may properly be brought before the Meeting.
  Y
        Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to P.O. Box 8647, Edison, New Jersey 08818-8647.

                                                       -------------
                                                        SEE REVERSE
                                                            SIDE
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                             FOLD AND DETACH HERE



                               [MANNATECH LOGO]


                        Annual Meeting of Shareholders

                                 June 19, 2000
                                   9:00 a.m.

                          Grapevine Convention Center
                            1209 South Main Street
                               Grapevine, Texas

                            Your Vote is Important
                             Thank you for Voting.

X  Please mark your                                             |
   votes as in this                                             |
   example.                                                     ______

   This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors, FOR proposals 2 and 3.

--------------------------------------------------------------------------------
      The Board of Directors Recommends a vote FOR proposals 1, 2 and 3.
--------------------------------------------------------------------------------
                                              FOR          WITHHELD

1. Election of Directors:
   01. Anthony E. Canale
   02. Robert M. Henry
   03. Jules Zimmerman

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

2. Appointment of                       FOR         AGAINST       ABSTAIN
   Independent
   Accountants

3. Approval of the 2000
   Stock Option Plan

--------------------------------------------------------------------------------

                                                    ----------------------------
                                                           SPECIAL ACTION
                                                    ----------------------------

                                                     Comments

                                                     Discontinue Annual Report
                                                     Mailing for this Account

                                                     Will Attend Annual Meeting

                                                    ----------------------------



SIGNATURE(S)________________________________________ DATE_______________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

 FOLD AND DETACH HERE ONLY IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL


                                                --------------------------------

                                                --------------------------------



                       [LOGO OF MANNATECH INCORPORATED]


Dear Shareholder:

Mannatech encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above is our personal code to access the system.

1. To vote over the internet:

        . Log on to the internet and go to the web site http://www.eproxyvote.com/mtex

2. To vote over the telephone:

        . On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, do not mail back your proxy card.

                 Your vote is important. Thank you for voting.